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                                [LETTERHEAD]

                       Report of Independent Auditors

Arcadia Financial Ltd.
Board of Directors

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Arcadia Financial Ltd. (the "Company") as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1997 and have issued our report thereon dated January 21, 1998.

Our audit, referred to in the preceding paragraph, included procedures applied to the documents and records relating to the servicing of automobile installment contracts under certain pooling and servicing agreements, and sale and servicing agreements, and procedures applied to the delinquency and loss statistics relating to the Company's portfolio of automobile installment contracts. These procedures were determined on the basis of our objective to issue an opinion on the financial statements referred to above taken as a whole. Because the procedures referred to in this paragraph and described below do not constitute an audit of the documents and records relating to the servicing of automobile installment contracts or the delinquency and loss statistics relating to the Company's portfolio of automobile installment contracts, we do not express an opinion on those documents, records or statistics.

The procedures we performed on these documents and records as part of our audit of the financial statements of the Company were as follows:

- DOCUMENTS AND RECORDS RELATING TO THE SERVICING OF AUTOMOBILE INSTALLMENT CONTRACTS UNDER POOLING AND SERVICING AGREEMENTS AND SALE AND SERVICING AGREEMENTS

     1. Determined the reasonableness of the fluctuations of balances of automobile installment contracts for existing securitization trusts.

     2. Obtained the Static Pool Analysis at year-end and traced 25 points from the static pool default curves to default schedules that comprise part of the Finance Income Receivable valuation.

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     3.   For a sample of 15 extensions granted during 1997, obtained an analysis of the subsequent performance of that loan, noting that subsequent payments were made per the automobile installment contract and noted whether any additional extensions granted were made in accordance with Company policy.

     4. Obtained the reconciliation of automobile installment contracts suspense accounts for a five day period subsequent to December 31, 1997 and observed that suspense items cleared in a timely manner.

     5. Recalculated the yield earned on automobile installment contracts based on the average loans held for sale balance during 1997. Compared the recalculated yield to the Company's weighted average yield.

     6. Determined the reasonableness of the annual service fee income by obtaining servicer certificates and recalculation.

- DELINQUENCY AND LOSS STATISTICS RELATING TO THE COMPANY'S PORTFOLIO OF AUTOMOBILE INSTALLMENT CONTRACTS

     1. Recalculated the realization percentage for a sample of 50 repossessed vehicles disposed of through both wholesale and retail channels.

     2. Compared the current period's charge-offs, recoveries and allowance for credit losses (including the amount incorporated in the finance income receivable) as a percentage of automobile installment contracts serviced to the Company's historical experience.

     3. Traced the recovery notes from the Detailed Sales Report for 1997 for one month to supporting detailed schedules of repossessed vehicle recovery amounts.

     4. Compared the valuation of 10 repossessed automobiles based on the Company's repossessed asset condition report to published retail and wholesale values.

The results above provided satisfactory evidential matter for the purpose of our audit of the financial statements, referred to in the introductory paragraph of this letter, taken as a whole.

We also performed certain agreed-upon procedures applied to the documents and records relating to the servicing of automobile installment contracts under certain pooling and servicing agreements, and sale and servicing agreements, and procedures applied to the delinquency and loss statistics relating to the Company's portfolio of automobile installment contracts in connection with agreed-upon procedures related to the securitization of automobile installment contracts during 1997.

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The procedures we performed in connection with the issuance of the agreed-upon procedures letters described in Attachment I were as follows:

- DOCUMENTS AND RECORDS RELATING TO THE SERVICING OF AUTOMOBILE INSTALLMENT CONTRACTS UNDER POOLING AND SERVICING AGREEMENTS AND SALE AND SERVICING AGREEMENTS

     1. During 1997, we utilized an audit software application to analyze the following characteristics of loans in the 1997-A, 1997-B, 1997-C and 1997-D securitizations:

          a. Recalculated the number of loans, total amount financed, aging of the automobile installment contracts and compared the number and amount of delinquent loans to the Company's delinquency reports.

          b. Recalculated the weighted average interest rates on automobile contracts for each securitization pool.

          We refer to our letters issued in 1997, as detailed in Attachment I, that describes the additional procedures performed at that time.

     2. Relating to automobile installment contracts included in Arcadia Automobile Receivables Trusts 1997-A, 1997-B, 1997-C, and 1997-D and/or serving as collateral for warehouse facilities during 1997, we:

          a. Attempted to verbally confirm the original contract amount and monthly payment amount with the primary obligor for a sample of 725 automobile installment loans. Following is a summary of the confirmation results:

               -    Confirmed without exception - 302 loans or 42%
               -    Confirmed vehicle purchase, unsure of original contract
                    amount or monthly payment amount - 39 loans or 5%
               -    Exception noted in original contract amount or monthly
                    payment amount - 7 loans or 1%
               - Unable to contact borrower, confirmed propriety of phone number through discussion with person answering telephone or directory assistance - 179 loans or 25%
               - Unable to contact borrower or confirm propriety of phone number through directory assistance - 198 loans or 27%

          b. For the automobile installment loans identified in 2.a. above, where we were unable to contact borrower or confirm the propriety of the phone number through directory assistance, we obtained the payment history from the Company and determined whether subsequent payments had been received. In some instances, the Company contacted the borrower directly. We noted that

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               payments had been subsequently received for all of the automobile installment contracts selected or the Company represented that they had contacted the borrower and confirmed payment had been sent.

     3. For a sample of 40 automobile installment contracts, we obtained from the Company the payment history and compared the amount of the most recent payment to the corresponding amount in the Company's cash receipt records. Also, we recalculated the allocation of the payment to principal, interest, and other charges, if applicable. No exceptions were noted.

     4. For the same sample of 725 automobile installment contracts included in Arcadia Automobile Receivables Trusts 1997-A, 1997-B, 1997-C, and 1997-D, as referred to in 2.a. above, we obtained the loan files from the Company and noted documentation of approval, title and insurance. We noted seven automobile installment contracts where there was a discrepancy between the loan file documentation and per the Random Loan List not defined in this letter, 35 automobile installment contracts were not approved by the appropriate level of management based on the Company's approval matrix, five automobile installment contracts did not have a title or application for title listing the Company as the first lienholder, 32 automobile installment contracts did not have evidence of physical damage insurance listing the Company as loss payee and 12 automobile installment contracts where the description (new or used) of the financed vehicle contained in the signed note or information in the loan file did not agree with the description set forth in the lien recording instrument or with the automobile description code per the Random Loan List.

This report is intended solely for the use of specified users listed above and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

                                           Very truly yours,

                                           /s/ Ernst & Young LLP

January 21, 1998

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                                    ATTACHMENT I

The following are the agreed-upon procedures letters issued in connection with the securitization of automobile installment contracts by Arcadia during 1997:


SECURITIZATION       DATES OF LETTERS

  1997-A             March 13, 1997
                     March 20, 1997
                     April 8, 1997
                     April 18, 1997
  1997-B             June 11, 1997
                     June 19, 1997
                     July 8, 1997
                     July 16, 1997
                     September 10, 1997
                     September 18, 1997
  1997-C             October 8, 1997
                     October 22, 1997
  1997-D             December 4, 1997
                     December 16, 1997
                     January 9, 1998
                     January 29, 1998